Exhibit 10.44

MECANTS COMMERCIAL BANK
4608 Tutu Park Mall, Suite 100
St. Thomas, U.S. Virgin Islands 00802-1816
Attn: James E. Crites, President/CEO
Fax: (340) 779-2266

TERM LOAN AGREEMENT

Between

MERCHANTS COMMERCIAL BANK
4608 Tutu Park Mall, Suite 100
St. Thomas, VI 00802
The Lender

And

HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI
6501 Red Hook Plaza
PMB 201-465
St. Thomas, U.S. Virgin Islands 00802
The Borrower and Mortgagor

And

SCOTT STAWSKI & HOPE STAWSKI
6501 Red Hook Plaza
PMB 201-465
St. Thomas, U.S. Virgin Islands 00802
Jointly and Severally the Guarantor

Dated as of April ___, 2022

Copy to:
BoltNagi PC
5600 Royal Dane Mall, Suite 21
St. Thomas, U.S. Virgin Islands 00802-6410

THIS TERM LOAN AGREEMENT (the “Agreement” or “Loan Agreement”) is made and dated as of April ___, 2022, by and between MERCHANTS COMMERCIAL BANK, a bank formed under the laws of the United States Virgin Islands, having an address at 4608 Tutu Park Mall, Suite 100, St. Thomas, U.S. Virgin Islands 00802-1816, and any of its successor’s or assigns (the “Lender”), and HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC, a Texas limited liability company registered to do business in the U.S. Virgin Islands, having a mailing address of 6501 Red Hook Plaza, PMB 201-465, St. Thomas, VI 00802 (the “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower has requested, and Lender has agreed, to grant a credit facility to Borrower in the form of a commercial term loan in the amount up to TWO HUNDRED SEVENTY-TWO THOUSAND AND 00/100THS DOLLARS ($272,000.00) to assist with the purchase of the Vessel;

WHEREAS, the Term Loan will be represented by a promissory note (the “Note”) and repayment of the Term Loan is to be secured by a Preferred Ship Mortgage over the Vessel; and a personal guaranty from the Guarantor.

WHEREAS, Lender and Borrower have agreed to enter into this Agreement to memorialize their understanding regarding their respective rights and obligations in respect of the Term Loan.

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.	DEFINITIONS

For purposes of this Agreement, the terms set forth below shall have the following meanings:

Section 1.01 Accumulated Funding Deficiency

“Accumulated Funding Deficiency” shall mean a funding deficiency described in Section 302 of ERISA.

Section 1.02 Affiliate

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. “Control” as used herein means the power to direct the management and policies of such Person.

Section 1.03 Agreement

“Agreement” shall mean this Term Loan Agreement, as the same may be amended, extended, or replaced from time to time.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 1.04 Anti-Terrorism Order

“Anti-Terrorism Order” shall mean Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

Section 1.05 Applicable Interest Rate

“Applicable Interest Rate” shall mean on any day the Prime Rate on such day plus the Prime Spread.

Section 1.06 Assignment of Leases, Rents and Contracts

“Assignment of Leases, Rents and Contracts” shall mean the assignment of leases, rents and contracts for the Mortgaged Property as contained within this Agreement and the Mortgage, dated as the date hereof, executed by and between the Borrower and the Lender, providing extra security to the Lender for the Term Loan.

Section 1.07 Business Day

“Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banks in the United States Virgin Islands are authorized or obligated to close their regular banking business.

Section 1.08 Closing Date

“Closing Date” shall mean the date hereof.

Section 1.09 Code

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder as from time to time in effect.

Section 1.10 Commitment Letter

“Commitment Letter” shall mean that certain commitment letter dated as of April ___, 2022 and executed by of the Members of the Borrower.

Section 1.11 Commonly Controlled Entity

“Commonly Controlled Entity” of a Person shall mean a Person, whether or not incorporated, which is under common control with such Person within the meaning of Section 414(c) of the Code.

Section 1.12 Contractual Obligation

“Contractual Obligation” as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument, or undertaking to which such Person is a party or by which it or any of its property is bound.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 1.13 Default Rate

“Default Rate” shall have the meaning set forth in Section 3.04 hereof.

Section 1.14 ERISA

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder as from time to time in effect.

Section 1.15 ERISA Affiliate

“ERISA Affiliate” shall mean each trade or business, including the Borrower, whether or not incorporated, which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.

Section 1.16 Event of Default

“Event of Default” shall have the meanings set forth in Article X herein.

Section 1.17 Final Maturity Date

“Final Maturity Date” shall mean the earlier of: (a) April 5, 2029 or (b) the date the Lender accelerates payment of the Term Loan pursuant to an Event of Default in accordance with the last paragraph of Article X.

Section 1.18 GAAP

“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

Section 1.19 Governmental Authority

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

Section 1.20 Guarantor

“Guarantor” shall mean Scott Stawski and Hope Stawski, jointly and severally guaranteeing the terms of the Term Loan.

Section 1.21 Guaranty

“Guaranty” shall have the meaning set forth in Section 3.08.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 1.22 Hazardous Materials

“Hazardous Materials” shall mean any flammable materials (excluding wood products normally used in construction), explosives, radioactive materials, hazardous wastes, toxic substances, or related materials, including, without limitation, any substances defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “special wastes,” “solid wastes,” or “toxic substances” under any applicable federal, state, county, regional, or local laws, ordinances, regulations, or guidelines.

Section 1.23 Section 1.23 Hazardous Materials Claims

“Hazardous Materials Claims” shall mean any enforcement, cleanup, removal, or other governmental or regulatory action or order, or any governmental claim for damages or other compensation, with respect to the Property, made under or pursuant to any Hazardous Materials Laws, or any claim asserted in writing by any third party relating to damage, contribution, cost recovery, or other compensation, loss, or injury resulting from any Hazardous Materials.

Section 1.24 Hazardous Materials Event

“Hazardous Materials Event” shall have the meaning set forth in Section 7.11(d).

Section 1.25 Hazardous Materials Laws

“Hazardous Materials Laws” shall mean any applicable federal, state, county, regional, or municipal laws, ordinances, regulations or guidelines relating to Hazardous Materials.

Section 1.26 Indebtedness

“Indebtedness” of any Person shall mean all items of indebtedness which, in accordance with GAAP or best practices in accounting principles, would be included in determining liabilities as shown on the liability side of a statement of condition of such Person as of the date as of which indebtedness is to be determined, including, without limitation, all obligations for money borrowed and capitalized lease obligations, and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise.

Section 1.27 Indemnified Party

“Indemnified Party” shall have the meaning set forth in Section 7.13.

Section 1.28 Insurance

“Insurance” shall have the meaning set forth in Section 12.06.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 1.29 Insured Casualty

“Insured Casualty” shall have the meaning set forth in Section 9.06.

Section 1.30 Insurance Premiums

“Insurance Premiums” shall have the meaning set forth in Section 9.03.

Section 1.31 Leases

“Leases” means all leases and other agreements affecting the use, enjoyment or occupancy of the Mortgaged Property or the improvements heretofore or hereafter entered into (including, without limitation, subleases, licenses, concessions, tenancies and other occupancy agreements covering or encumbering all or any portion of the Mortgaged Property), together with any guarantees, supplements, amendments, modifications, extensions and renewals of any thereof, and all additional remainders, reversions, and other rights and estates appurtenant thereto and all revenues therefrom.

Section 1.32 Lien

“Lien” shall mean any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, and the filing of or agreement to give any financial statement under the Uniform Commercial Code of any jurisdiction.

Section 1.33 Loan Documents

“Loan Documents” shall mean this Agreement, the Note, the Mortgage, the Ship Mortgage, and each other document, instrument, and agreement executed by the Borrower and Guarantor in connection herewith or therewith, as any of the same may be amended, extended, or replaced from time to time.

Section 1.34 Reserved

Section 1.35 Mortgaged Property

“Mortgaged Property” shall mean the Vessel.

Section 1.36 Multiemployer Plan

“Multiemployer Plan” shall mean a Plan described in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

Section 1.37 Note

“Note” shall have the meaning set forth in Section 3.02.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 1.38 Obligations

“Obligations” shall mean any and all debts, obligations, and liabilities of the Borrower to the Lender arising out of or related to the Loan Documents (whether principal, interest, fees, or otherwise, whether now existing or hereafter arising, whether voluntary or involuntary, whether or not jointly owed with others, whether direct or indirect, absolute or contingent, contractual or tortious, liquidated or unliquidated, arising by operation or law or otherwise, whether or not from time to time decreased or extinguished and later increased, created, or incurred and whether or not extended, modified, rearranged, restructured, refinanced, or replaced, including without limitation, modifications to interest rates or other payment terms of such debts, obligations, or liabilities).

Section 1.39 PBGC

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

Section 1.40 Permitted Other Debt

“Permitted Other Debt” shall mean that Indebtedness described on Exhibit D attached hereto.

Section 1.41 Permitted Secured Debt

“Permitted Secured Debt” shall mean Permitted Other Debt that is designated as “Permitted Secured Debt” on Exhibit D attached hereto.

Section 1.42 Person

“Person” shall mean any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, government, or any department or agency of any government.

Section 1.43 Plan

“Plan” shall mean any plan (other than a Multiemployer Plan) subject to Title IV of ERISA maintained for employees of the Borrower or any ERISA Affiliate (and any such plan no longer maintained by the Borrower or any of its ERISA Affiliates to which the Borrower or any of its ERISA Affiliates has made or was required to make any contributions during the five years preceding the date on which such plan ceased to be maintained).

Section 1.44 Policies

“Policies” shall have the meaning set forth in Section 9.02.

Section 1.45 Potential Default

“Potential Default” shall mean an event that but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 1.46 Prime Rate

“Prime Rate” shall mean the fluctuating per annum rate announced from time to time by the Eastern Edition of the Wall Street Journal as its “Prime Rate.”

Section 1.47 Prime Spread

“Prime Spread” shall mean two percent (2.00%).

Section 1.48 Prohibited Transactions

“Prohibited Transaction” shall mean any transaction described in Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or the transitional rules set forth in Section 414(c) of ERISA and any transaction described in Section 4975(c)(1) of the Code, which is not exempt by reason of Section 4975(c)(2) or Section 4975(d) of the Code, or the transitional rules of Section 2003(c) of ERISA.

Section 1.49 Rents

“Rents” means all income, rents, room rates, issues, profits, revenues (including oil and gas or other mineral royalties and bonuses), deposits and other benefits from the Mortgaged Property including, without limitation, all revenues arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the possession, use or occupancy of all or any portion of the Mortgaged Property or personality located thereon.

Section 1.50 Reportable Event

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, a cessation of operations described in Section 4068(f) of ERISA, an amendment to a Plan necessitating the posting of security under Section 401(a)(29) of the Code, or a failure to make a payment required by Section 412(m) of the Code and Section 302(e) of ERISA when due.

Section 1.51 Requirements of Law

“Requirements of Law” shall mean as to any Person the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Section 1.52 Ship Mortgage

“Ship Mortgage” shall mean that certain Preferred Ship Mortgage from Borrower to Lender, dated as of the date hereof, over the Vessel.

Section 1.53 Statement Date

“Statement Date” shall mean the date on which the Borrower provide the Lender with applicable annual financial statement during each fiscal period. In any event each Statement Date shall be dated within the applicable time periods for each fiscal period as such time periods are set forth in Section 7.01.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 1.54 Subsidiary

“Subsidiary” shall mean: (a) any corporation more than fifty percent (50.00%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries (if any) or by such Person and one or more of its Subsidiaries (if any), or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50.00%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

Section 1.55 Tax and Insurance Escrow Account

“Tax and Insurance Escrow Account” shall have the meaning set forth in Section 5.01.

Section 1.56 Tax and Insurance Escrow Fund

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.02.

Section 1.57 Term Loan

“Term Loan” shall have the meaning set forth in Section 2.01.

Section 1.58 Vessel

“Vessel” shall mean that certain vessel described as:

Name: “SY LEVIATHAN”

Official Number: 1182921

HIN Number: ZA-VOY50030H5067

Year Completed: 2006

Length: 50’

ARTICLE II.	TERM LOAN FACILITY

Section 2.01 Term Loan

On the terms and subject to the conditions set forth herein, the Lender agrees that it shall, on or before the Closing Date, make a loan (the “Term Loan”) to the Borrower in the amount of up to TWO HUNDRED SEVENTY-TWO THOUSAND AND 00/100THS DOLLARS ($272,000.00), in one disbursement, and the Borrower agrees to borrow such sum from the Lender.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 2.02 Calculation of Interest

The Borrower shall pay interest on the outstanding principal balance of the Term Loan from the date disbursed to but not including the date of payment at a rate per annum equal to the Applicable Interest Rate.

Section 2.03 Reserved

Section 2.04 Repayment of Principal and Interest

The Term Loan shall be payable in eighty-four (84) consecutive monthly installments of principal and interest based on a ten (10)-year amortization schedule, each such installment payable by the fifth day of each calendar month, commencing May 5, 2022, and the final installment being due on or before the Final Maturity Date, in the full remaining outstanding principal balance of the Term Loan plus interest.

Further, it is expressly understood by Borrower that (i) pursuant to Section 2.02 hereof, the interest payable on the Term Loan made by Lender hereunder is to be calculated by application of the Prime Rate plus the Prime Spread to the outstanding principal balance of the Term Loan, (ii) the Prime Rate is a floating rate of interest and (iii) as such, the amortization calculation, and dollar amount of monthly payments derived therefrom, shall be adjusted from time to time (and at any time) in accordance with changes in the Prime Rate.

Section 2.05 Requirements of Law; Increased Costs

In the event that any applicable law, order, regulation, treaty, or directive issued by any central bank or other governmental authority, agency, or instrumentality or any governmental or judicial interpretation or application thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) issued by any central bank or other governmental authority, agency, or instrumentality:

(a)	Does or shall subject the Lender to any tax of any kind whatsoever with respect to this Agreement or the Term Loan made hereunder, or change the basis of taxation of payments to the Lender of principal, fee, interest, or any other amount payable hereunder (except for change in the rate of tax on the overall net income of the Lender);

(b)	Does or shall impose, modify, or hold applicable any reserve, capital requirement, special deposit, compulsory loan, or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Lender which are not otherwise included in the determination of interest payable on the Obligations; or

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

(c)	Does or shall impose on the Lender any other condition; and the result of any of the foregoing is to increase the cost to the Lender of making, renewing, or maintaining the Term Loan or to reduce any amount receivable in respect thereof or the rate of return on the capital of the Lender or any corporation controlling the Lender, then, in any such case, the Borrower shall promptly pay to the Lender, upon its written demand, any additional amounts necessary to compensate the Lender for such additional cost or reduced amounts receivable or rate of return as determined by the Lender with respect to this Agreement or the Term Loan made hereunder. If the Lender becomes entitled to claim any additional amounts pursuant to this 0, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of the Term Loan and all other amounts payable hereunder.

ARTICLE III.	PAYMENT PROVISIONS

Section 3.01 Use of Proceeds

The proceeds of the Term Loan shall be utilized by the Borrower to assist with the purchase of the Vessel.

Section 3.02 Note

The obligation of the Borrower to repay the Term Loan shall be evidenced by the Note payable to the order of the Lender, which shall be substantially in the form attached hereto as Exhibit A.

Section 3.03 Nature and Place of Payments

All payments made on account of the Obligations shall be made by the Borrower, without setoff or counterclaim, in lawful money of the United States in immediately available funds, free and clear of and without deduction for any taxes, fees, or other charges of any nature whatsoever imposed by any taxing authority and must be received by the Lender by 3:00 P.M. (AST) in St. Thomas, United States Virgin Islands on the day of payment, it being expressly agreed and understood that if a payment is received after such time by the Lender, such payment will be considered to have been made by the Borrower on the next succeeding Business Day and interest thereon shall be payable by the Borrower at the Default Rate during such extension. All payments on account of the Obligations shall be made to the Lender through its office located at 4608 Tutu Park Mall, Suite 100, St. Thomas, United States Virgin Islands 00802-1816. If any payment required to be made by the Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at a per annum rate equal to the Applicable Interest Rate during such extension.

Section 3.04 Postmaturity Interest

Any Obligations not paid when due (whether at stated maturity, upon acceleration or otherwise) shall bear interest from the date due until paid in full at a per annum rate equal to the Applicable Interest Rate plus five percent (5.00%) (the “Default Rate”).

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 3.05 Computations

All computations of interest and fees payable hereunder shall be based upon a year deemed to consist of 360 days for the actual number of days elapsed.

Section 3.06 Prepayments

The Borrower may prepay the Term Loan, in whole at any time or in part from time to time, upon not less than one Business Day’s prior written notice to the Lender. Principal amounts prepaid shall be applied to installments on the Term Loan in inverse order of maturity.

The Borrower shall pay in connection with any prepayment hereunder all interest accrued but unpaid on the Term Loan concurrently with payment to the Lender of any principal amounts.

Section 3.07 Fees

The Borrower shall, on or before closing, pay to the Lender all fees and closing costs associated with the Term Loan including but not limited to:

(i)	Commitment Fee of $2,720.00.

(ii)	Origination Fee of $2,720.00.

(iii)	Flood, hazard, loss of rents, liability & title insurance

(iv)	Lender’s outside legal and consultant fees

(v)	Recording and all other closing costs

Section 3.08 Guaranty

As support for the Obligations, the Borrower will cause to be executed by the Guarantor and delivered to the Lender a Guaranty which shall be in form and substance satisfactory to the Lender.

Section 3.09 Late Payment Charge; Servicing Fees

If any portion of the Debt is not paid prior to the fifteenth (15th) day after the date such payment is due, as well as any other fees or Default Interest Rates required hereunder, Borrower shall pay to Lender upon demand an amount equal to five percent (5.00%) of such overdue portion of the Debt, with a minimum charge of FIFTEEN AND 00/100THS DOLLARS ($15.00), to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment, and such amount shall be secured by the Mortgage and the other Loan Documents (the “Late Charge”).

ARTICLE IV.	CONDITIONS PRECEDENT TO MAKING TERM LOAN

As conditions precedent to the obligation of the Lender to make the Term Loan, the following subsections of this Article IV shall apply.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 4.01 Delivery of Closing Documents

The Borrower shall have delivered or shall have caused to be delivered to the Lender, in form and substance satisfactory to the Lender and its counsel, each of the following:

1.	A duly executed copy of this Agreement;

2.	Duly executed copies of the other Loan Documents;

3.	Such credit applications, financial statements, authorizations, and such information concerning the Borrower and their business, operations and condition (financial and otherwise) as the Lender may reasonably request;

4.	Certified Copy of the resolutions from the Borrower’s Board of Directors approving the execution and delivery of the Loan Documents to which the Borrower is party;

5.	Unless Lender shall have waived such requirement in writing, an opinion of counsel for the Borrower in the form reasonably acceptable to the Lender covering: the due organization and valid existence of the Borrower, the due execution and delivery of the Loan Documents and such other matters as the Lender may reasonably request;

6.	A copy of the Articles of Organization of the Borrower;

7.	A copy of the executed Operating Agreement of the Borrower, certified by duly authorized officer of the Borrower as of the date of this Agreement as being accurate and complete;

8.	A Certificate of Existence of the Borrower from the Office of the Lieutenant Governor of the United States Virgin Islands.

9.	A Marine Survey of the Vessel

Section 4.02 Approvals, etc.

All acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings, or registrations) required to be done and performed and to have happened precedent to the execution, delivery, and performance of the Loan Documents and to constitute the same legal, valid, and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws.

Section 4.03 Documentation Acceptable

All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Lender and its counsel.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 4.04 Representations and Warranties

The representations and warranties of the Borrower contained in the Loan Documents shall be accurate and complete in all respects as if made on and as of the proposed funding date for the Term Loan.

Section 4.05 Existence of Defaults

There shall not have occurred an Event of Default or Potential Default that is continuing and has not been waived by the Lender.

ARTICLE V.	TAX AND ESCROW ACCOUNTS

Section 5.01 Tax and Escrow Account

Should Lender require at any time during the term of this Agreement, within five (5) business days of Lender’s written request, Borrower shall establish and shall thereafter maintain a tax and insurance escrow account with Lender, into which shall be deposited monthly, an amount determined by Lender to be sufficient to satisfy Borrower’s obligations under Section 7.02 hereof (the “Tax and Insurance Escrow Account”).

Section 5.02 Control of Tax and Escrow Account

Lender, or a servicer as Lender’s agent, shall have sole signatory authority with respect to any and all withdrawals from the Tax and Insurance Escrow Account. All such withdrawals shall be made solely to satisfy Borrower’s obligations under Section 7.02, and by this instrument Borrower does hereby irrevocably authorize and direct Lender to make all such withdrawals on Borrower’s behalf to satisfy Borrower’s obligations hereunder.

ARTICLE VI.	REPRESENTATIONS AND WARRANTIES OF THE BORROWER

As an inducement to the Lender to enter into this Agreement and to make the Term Loan as provided herein, the Borrower represents and warrants to the Lender that:

Section 6.01 Financial Condition

The financial statements (including tax returns), as of each Statement Date, copies of which have heretofore been furnished to the Lender, are complete and correct and present fairly in accordance with GAAP or best practices in accounting principles, the financial condition of the Borrower at such dates and the consolidated and consolidating results of their operations and changes in financial position for the fiscal periods then ended.

Section 6.02 No Change

Since the initial Statement Date (and on an ongoing basis as of each subsequent Statement Date) there has been no material adverse change in the business, operations, assets, or financial or other condition of the Borrower or the Borrower and its consolidated Subsidiaries (if any) taken as a whole. Since each Statement Date, the Borrower has not entered into, incurred, or assumed any long-term debt, mortgages, material leases or oral or written commitments, nor commenced any significant project, nor made any purchase or acquisition of any significant property.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 6.03 Existence; Compliance with Law

The Borrower: (i) is duly organized, validly existing, and in good standing under the laws of the United States Virgin Islands and is qualified to do business in each jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify would have a material adverse effect on the Borrower or its property or business or on the ability of the Borrower to pay or perform the Obligations; (ii) has the requisite power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do; and (iii) is in compliance with all Requirements of Law and Contractual Obligations.

Section 6.04 Power; Authorization; Enforceable Obligations

The Borrower has the requisite power and authority and the legal right to execute, deliver, and perform the Loan Documents to which it is a party and has taken all necessary action to authorize the execution, delivery, and performance of the Loan Documents. The Loan Documents have been duly executed and delivered on behalf of the Borrower and constitute legal, valid, and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

Section 6.05 No Legal Bar

The execution, delivery, and performance of the Loan Documents, the borrowing hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation of the Borrower or create or result in the creation of any Lien on any assets of the Borrower.

Section 6.06 No Material Litigation

Except as disclosed on Exhibit B hereto, no litigation, investigation, or proceeding (including, without limitation, Hazardous Materials Claims) of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries (if any) or against any of such parties’ properties or revenues which is likely to be adversely determined and which, if adversely determined, is likely to have a material adverse effect on the business, operations, property, or financial or other condition of the Borrower or any of its Subsidiaries (if any).

Section 6.07 Taxes

The Borrower and each of its Subsidiaries (if any) have filed or caused to be filed all tax returns that are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of their property other than taxes that are being contested in good faith by appropriate proceedings and as to which the Borrower or applicable Subsidiary (if any) has established adequate reserves in conformity with GAAP or best practices in accounting principles.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 6.08 Investment Borrower Act

The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Borrower Act of 1940, as amended.

Section 6.09 Subsidiaries (if any)

Attached hereto as Exhibit C is an accurate and complete list of all presently existing Subsidiaries (if any) of the Borrower, their respective jurisdictions of incorporation and qualification and the percentage of their capital stock owned by the Borrower or other Subsidiaries (if any). All of the issued and outstanding shares of capital stock of such Subsidiaries (if any) have been duly authorized and issued and are fully paid and nonassessable.

Section 6.10 Federal Reserve Board Regulations

Neither the Borrower nor any of its Subsidiaries (if any) is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of such terms under Regulation U. No part of the proceeds of the Term Loan issued hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose that violates, or that would be inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System.

Section 6.11 ERISA

(a)	No Prohibited Transactions, Accumulated Funding Deficiencies, withdrawals from Multi-employer Plans, or Reportable Events have occurred with respect to any Plans or Multi-employer Plans that, in the aggregate, could subject the Borrower to any tax, penalty, or other liability where such tax, penalty, or liability is not covered in full, for the benefit of the Borrower, by insurance;

(b)	No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated under Section 4041 of ERISA, nor has the PBGC instituted proceedings to terminate, or appoint a trustee to administer, a Plan, and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(c)	The present value of all benefit liabilities (as defined in Section 4001(a)(16) of ERISA) under all Plans (based on the actuarial assumptions used to fund the Plans) does not exceed the assets of the Plans; and

(d)	The execution, delivery, and performance by the Borrower of this Agreement and the Term Loan hereunder and the use of the proceeds thereof will not involve any Prohibited Transactions.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 6.12 Assets

The Borrower and each of its Subsidiaries (if any) has good and marketable title to all property and assets reflected in the financial statements referred to in Section 6.01 previously, except property and assets sold or otherwise disposed of in the ordinary course of business subsequent to the respective dates thereof. Neither the Borrower nor any of its Subsidiaries (if any) has outstanding Liens on any of its properties or assets nor are there any security agreements to which the Borrower or any of its Subsidiaries (if any) is a party, or title retention agreements, whether in the form of leases or otherwise, of any personal property except as reflected in the financial statements referred to previously in Section 6.01 or as permitted under Section 8.01 subsequently.

Section 6.13 Securities Acts

The Borrower has not issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law, and is not violating any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended. The Borrower is not required to qualify an indenture under the Trust Indenture Act of 1939, as amended, in connection with its execution and delivery of the Note.

Section 6.14 Consents, etc.

No consent, approval, authorization of, or registration, declaration or filing with any governmental authority is required on the part of the Borrower in connection with the execution and delivery of the Loan Documents or the performance of or compliance with the terms, provisions, and conditions hereof or thereof.

Section 6.15 Hazardous Materials

Neither the Borrower nor, to the best knowledge of the Borrower, any other Person has: (i) caused or permitted any Hazardous Materials to be placed, held, located, or disposed of in, on, under, or about the Mortgaged Property or any part thereof, and neither the Mortgaged Property, nor any part thereof, has ever been used (whether by the Borrower or, to the best knowledge of the Borrower, by any other Person) for activities involving, directly or indirectly, the use, generation, treatment, storage, or disposal of any Hazardous Materials; (ii) caused or permitted to be incorporated into or utilized in the construction of any improvements located on the Mortgaged Property any chemical, material, or substance to which exposure is prohibited, limited, or regulated by any Hazardous Materials Laws or that, even if not so regulated, is known to pose a hazard (either in its present form or if disturbed or removed) to the health and safety of the occupants of the Mortgaged Property or of property adjacent to the Mortgaged Property; or (iii) discovered any occurrence or condition on the Mortgaged Property or any property adjacent to or in the vicinity of the Mortgaged Property that could cause the Mortgaged Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability, or use of the Mortgaged Property under any Hazardous Materials Laws.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 6.16 Regulated Entities

The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

Section 6.17 Copyrights, Patents, Trademarks and Licenses, etc.

The Borrower owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations, and other rights if the failure to so own or be licensed or otherwise have the right to use the same could have a material adverse effect on the business, operations, property, or financial or other condition of the Borrower or any of its Subsidiaries (if any). To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part, or other material now employed, or now contemplated to be employed, by the Borrower infringes on any rights held by any other Person. Except as specifically disclosed in Exhibit B hereto, no claim or litigation regarding any of the foregoing is pending or, to the Borrower’s knowledge, threatened, and, to the knowledge of the Borrower, no patent, invention, device, application, principle, or any statute, law, rule, regulation, standard, or code is pending or proposed, which, in either case, could reasonably be expected to have a material adverse effect on the business, operations, property, or financial or other condition of the Borrower or any of its Subsidiaries (if any).

Section 6.18 Insurance

The properties of the Borrower are insured with financially sound and reputable insurance companies (not Affiliates) acceptable to the Lender, in such amounts, with such deductibles, and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates.

Section 6.19 Full Disclosure

None of the representations or warranties made by the Borrower in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement, or certificate furnished by or on behalf of the Borrower in connection with the Loan Documents contains or will contain any untrue statement of a material fact or omits or will omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

Section 6.20 Solvency

The Borrower, both before and after the funding of the Term Loan hereunder, is solvent, has assets having a fair market value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has and will have, until the Obligations have been paid and performed in full, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 6.21 Foreign Assets Control Regulations, etc.

Neither the making of the Term Loan nor the use of the proceeds thereof, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same. Without limiting the generality of the foregoing, neither of the Borrower nor any of its Subsidiaries (if any): (a) is or will become a blocked person described in Section 1 of Anti-Terrorism Order, or (b) engages or will engage in any dealings or transactions or be otherwise associated with any such blocked person.

ARTICLE VII.	AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees with the Lender that, as long as any Obligations remain unpaid, the Borrower shall comply with the following affirmative covenants in this Article VII.

Section 7.01 Financial Statements

Until the Term Loan is repaid in full, the Borrower shall be obligated, on a continuing basis, to provide the Lender with annual financial updates in the form of territorial or federal (as applicable) tax returns and financial statements for the Borrower, whether corporate or personal, and territorial or federal (as applicable) tax returns and financial statements for Guarantor of the Term Loan, whether corporate or personal, by April 30 of each year immediately following the tax period (the “Compliance Deadline”).

In the event that Borrower has not complied with these reporting requirements by the Compliance Deadline and after notice by the Lender, then Lender, at its sole discretion, may impose a penalty of ONE HUNDRED FIFTY AND 00/100THS DOLLARS ($150.00) and increase the interest rate being charged on the Term Loan to the Default Rate for the period of time the requirements remain outstanding starting with the first date of default. However, if Borrower provides Lender with proof of an extension for the filing of Borrower’s tax return, as well as extensions for any Guarantor of the Term Loan, Lender shall not increase the interest rate being charged on the Term Loan to the Default Rate until such extensions expire.

Borrower shall also promptly furnish or cause to be furnished to the Lender such additional financial and other information, including, without limitation, financial statements of the Borrower or any Affiliate as the Lender may from time to time reasonably request, including, without limitation, such information as is necessary for the Lender to sell, assign, or otherwise transfer all or portions of, and participations in, the Lender’s interest in the Term Loan hereunder or to enable other financial institutions to become signatories hereto.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 7.02 Tax and Insurance Escrow Fund

If required under Article V, Borrower shall pay to Lender on the first day of each calendar month: (a) one-twelfth of an amount which would be sufficient to pay the taxes payable, or estimated by Lender to be payable, during the next ensuing 12 months; and (b) one-twelfth of an amount which would be sufficient to pay the Insurance Premiums (as such term is defined in Section 9.03) due for the renewal of the coverage afforded by the Policies upon the expiration thereof (the amounts described in clauses (a) and (b) above, collectively, the “Tax and Insurance Escrow Fund”). The Tax and Insurance Escrow Fund and the monthly installments of interest payable under the Note shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Borrower hereby pledges to Lender any and all monies now or hereafter deposited in the Tax and Insurance Escrow Fund as additional security for the payment of the Term Loan. Lender will apply the Tax and Insurance Escrow Fund to payments of taxes and Insurance Premiums required to be made by Borrower pursuant to Article IX and Section 6.07 hereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Article IX and Section 6.07 hereof, Lender shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If the Tax and Insurance Escrow Fund is not sufficient to pay the items set forth in clauses (a) and (b) above, Borrower shall promptly pay to Lender, upon written demand, an amount which Lender shall estimate as sufficient to make up the deficiency. Upon the occurrence of an Event of Default, Lender may apply any sums then comprising the Tax and Insurance Escrow Fund to the payment of any Obligations in any order in its sole discretion. Until expended or applied as above provided, any amounts in the Tax and Insurance Escrow Fund shall constitute additional security for the Obligations. To the extent permitted by applicable law, the Tax and Insurance Escrow Fund shall not constitute a trust fund and may be commingled with other monies held by Lender.

Section 7.03 Certificates; Reports; Other Information

Borrower shall furnish or cause to be furnished to the Lender:

(a)	Promptly after sending, filing, or publishing the same, copies of all proxy statements, financial statements, and reports that the Borrower sends to its public stockholders and copies of all regular and periodic reports and all registration statements that the Borrower files with the Securities and Exchange Commission and copies of all press releases issued by Borrower;

(b)	Within thirty (30) days after the end of each of the Borrower’s fiscal years, a copy of the Borrower’s projections for operations for the next fiscal year, such projections to be in form and detail satisfactory to the Lender;

(c)	Together with each of the financial statements set forth in Section 7.01 above, a certificate of the chief financial officer or treasurer of the Borrower stating he has no knowledge that an Event of Default or Potential Default has occurred and is continuing or, if an Event of Default or Potential Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto, together with a certificate of such officer setting forth calculations certified to be true, complete, and correct showing compliance with the financial tests required under Section 8.10, as of the end of such month; and

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Promptly, such additional financial and other information, including, without limitation, financial statements of the Borrower or any Affiliate as the Lender may from time to time reasonably request, including, without limitation, such information as is necessary for the Lender to sell, assign, or otherwise transfer all or portions of, and participations in, the Lender’s interest in the Term Loan hereunder or to enable other financial institutions to become signatories hereto.

Section 7.04 Payment of Indebtedness

Borrower shall pay, discharge, or otherwise satisfy at or before maturity or before it becomes delinquent, defaulted, or accelerated, as the case may be, all its Indebtedness (including taxes), except Indebtedness being contested in good faith and for which provision is made to the satisfaction of the Lender for the payment thereof in the event the Borrower is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by the Borrower.

Section 7.05 Maintenance of Existence and Properties

Borrower shall maintain its organizational existence and maintain all rights, privileges, licenses, approvals, franchises, properties, and assets necessary or desirable in the normal conduct of its business.

Section 7.06 Inspection of Property; Books and Records; Discussions

Borrower shall keep proper books of record and account in which full, true, and correct entries in conformity with GAAP or best practices in accounting principles and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and permit representatives of the Lender (at no cost or expense to the Borrower unless there shall have occurred and be continuing an Event of Default) to visit and inspect any of its properties and examine and make abstracts from and copies of any of its books and records at any reasonable time and as often as may reasonably be desired by the Lender, and to discuss the business, operations, properties, and financial and other condition of the Borrower and any of its Subsidiaries (if any) with officers and employees of such parties, and with their independent certified public accountants.

Section 7.07 Notices

Borrower shall promptly give written notice to the Lender of:

(a)	The occurrence of any Potential Default or Event of Default;

(b)	Any litigation or proceeding affecting the Borrower or any of its Subsidiaries (if any) that could have a material adverse effect on the business, operations, property, or financial or other condition of the Borrower or any of its Subsidiaries (if any); and

(c)	A material adverse change in the business, operations, property, or financial or other condition of the Borrower or any of its Subsidiaries (if any).

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 7.08 Expenses

Borrower shall pay all reasonable out-of-pocket expenses (including fees and disbursements of counsel):

(a)	of the Lender incident to the preparation, negotiation, and administration of the Loan Documents and the protection of the rights of the Lender under the Loan Documents, and

(b)	of the Lender incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, and before as well as after judgment including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium, or other similar proceedings involving the Borrower or a “workout” of the Obligations. The obligations of the Borrower under this Section 7.08. shall be effective and enforceable whether or not the Term Loan is made hereunder and shall survive payment of all other Obligations.

Section 7.09 Loan Documents

Borrower shall comply with and observe all terms and conditions of the Loan Documents.

Section 7.10 Insurance

Borrower shall obtain and maintain insurance with responsible companies in such amounts and against such risks as are usually carried by Persons engaged in similar businesses similarly situated, and furnish the Lender on request full information as to all such insurance.

Section 7.11 Hazardous Materials

Borrower shall:

(a)	Keep and maintain the Mortgaged Property in compliance with, and not cause or permit the Mortgaged Property to be in violation of, any Hazardous Materials Laws or any federal, state, or local laws, ordinances, or regulations relating to industrial hygiene or to the environmental conditions on, under, or about the Mortgaged Property, including, but not limited to, soil and ground water conditions;

(b)	Not cause or permit the discharge, release, or disposal of any Hazardous Materials in, on, under, or about the Mortgaged Property, nor shall the Borrower use, generate, manufacture, or store, or permit to be used, generated, manufactured, or stored in, on, under, or about the Mortgaged Property, or transport to or from or permit to be transported to or from the Mortgaged Property, any Hazardous Materials;

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

(c)	Immediately advise the Lender in writing of: (A) any threatened or actual Hazardous Materials Claims; (B) the Borrower’s receipt of any notice of any violation of Hazardous Materials Laws (and the Borrower shall immediately provide the Lender with a copy of such notice of violation); and (C) the Borrower’s discovery of any occurrence or condition on the Mortgaged Property or any property adjacent to or in the vicinity of the Mortgaged Property that could cause the Mortgaged Property or any part thereof to be in violation of any Hazardous Materials Laws or to be subject to any restrictions on the ownership, occupancy, transferability, or use of the Mortgaged Property under any Hazardous Materials Laws. The Lender shall have the right to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Materials Claims and to have its reasonable attorney fees and disbursements in connection therewith paid by the Borrower;

(d)	In the event (a Hazardous Materials Event) of a Hazardous Materials Claim, the receipt of a notice of violation as described in the Section 7.11(c)(B), or the discovery of an occurrence or condition as described in Section 7.11(c)(C):

(i)	Retain, at the Borrower’s own cost, a reputable and experienced environmental consultant reasonably acceptable to the Lender;

(ii)	Cause such environmental consultant to perform a thorough investigation of the Mortgaged Property and the circumstances that gave rise to the Hazardous Materials Event, and to produce a complete report of such investigation with recommendations as to any further action to be taken on account of such Hazardous Materials Event, a copy of which report shall be provided to the Lender;

(iii)	If the report of such environmental consultant so recommends, or if otherwise required pursuant to any Hazardous Materials Laws, cause such environmental consultant to prepare a remediation program pursuant to which the circumstances that have given rise to the Hazardous Materials Event are to be fully remedied, which program shall be prepared in coordination with the Borrower and all relevant Governmental Authorities, and approved by all relevant Governmental Authorities;

(iv)	Cause such remediation program to be carried out with diligence and at all times in compliance with all Hazardous Materials Laws and with the approval of all relevant Governmental Authorities;

(v)	Upon completion of such remediation program, cause all final approvals from relevant Governmental Authorities to be obtained, and provide evidence to the Lender that the program has been completed and all approvals obtained; and

(vi)	In the course of carrying out the covenants in previous subsections (i)-(v) of this Section 7.11(d), (1) provide the Lender with such periodic information and notices regarding the Hazardous Materials Event, the environmental consultant’s investigation, and the preparation, approval, and carrying out of any remediation program as the Lender shall require, and (2) allow the Lender to enter and inspect the Mortgaged Property at any time, provided that any such entry and inspection shall not be deemed to impose any liability or responsibility on the Lender with respect to any Hazardous Materials Event or any remediation thereof, nor constitute any representation or warranty by the Lender with respect to any condition, action or activity on or affecting the Mortgaged Property.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 7.12 ERISA

Borrower shall furnish to the Lender:

(a)	Promptly and in any event within 10 days after the Borrower knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan with regard to which notice must be provided to the PBGC, a copy of such materials required to be filed with the PBGC with respect to such Reportable Event and in each such case a statement of the chief financial officer of the Borrower setting forth details as to such Reportable Event and the action that the Borrower proposes to take with respect thereto;

(b)	Promptly and in any event within 10 days after the Borrower knows or has reason to know of any condition existing with respect to a Plan that presents a material risk of termination of the Plan, imposition of an excise tax, requirement to provide security to the Plan or incurrence of other liability by the Borrower or any ERISA Affiliate, a statement of the chief financial officer of the Borrower describing such condition;

(c)	At least ten (10) days prior to the filing by any plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice;

(d)	Promptly and in no event more than ten (10) days after the filing thereof with the Secretary of the Treasury, a copy of any application by the Borrower or an ERISA Affiliate for a waiver of the minimum funding standard under Section 412 of the Code;

(e)	Promptly and in no event more than ten (10) days after the filing thereof with the Internal Revenue Service, copies of each annual report that is filed on Form 5500, together with certified financial statements for the Plan (if any) as of the end of such year and actuarial statements on Schedule B to such Form 5500;

(f)	Promptly and in any event within ten (10) days after it knows or has reason to know of any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of the chief financial officer of the Borrower describing such event or condition;

(g)	Promptly and in no event more than ten (10) days after receipt thereof by the Borrower or any ERISA Affiliate, a copy of each notice received by the Borrower or an ERISA Affiliate concerning the imposition of any withdrawal liability under Section 4202 of ERISA; and

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Promptly after receipt thereof a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC or the Internal Revenue Service with respect to any Plan or Multi-employer Plan; provided, however, that this Section 7.120 shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.

Section 7.13 Indemnification

Borrower shall indemnify, defend, and hold harmless the Lender and each of its officers and other employees, representatives, and agents (each, an “Indemnified Party”) from and against any and all claims, obligations, penalties, actions, suits, judgments, reasonable costs and disbursements, losses, liabilities, and damages (including, without limitation, reasonable attorneys’ fees) of any kind whatsoever (collectively and severally, “Claims”) that may at any time be imposed on, assessed against, or incurred by such Indemnified Party in any way relating to or arising out of the Loan Documents or the transactions contemplated thereby or any action reasonably taken or omitted to be taken by such Indemnified Party in connection with the foregoing; provided, however, that the Borrower shall not be liable for any portion of any Claims arising out of or resulting from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party agrees that it will promptly notify the Borrower of any claim, action, or suit asserted or commenced against it and that the Borrower may assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party at the Borrower’s sole expense; that such Indemnified Party will cooperate with the Borrower on such defense; and that such Indemnified Party will not settle any such claim, action, or suit without the consent of the Borrower. The indemnification obligations of the Borrower hereunder shall survive termination of this Agreement and payment in full of the Obligations.

Section 7.14 Compliance

Borrower shall comply with all Requirements of Law and Contractual Obligations.

Section 7.15 Further Assurances

Borrower shall promptly, on request by the Lender, do, execute, acknowledge, deliver, record, re-record, file, re-file, register, and re-register any and all such further acts as the lender may reasonably require from time to time in order to (1) carry out more effectively the purposes of this Agreement or any other Loan Document and (2) assure, preserve, protect, and confirm to the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document.

Section 7.16 Borrower’s Accounts

Borrower shall deposit in Borrower’s accounts with Lender all sums received as payments on Borrower’s accounts receivable and maintain all of Borrower’s operating accounts with Lender.

ARTICLE VIII.	NEGATIVE COVENANTS

The Borrower hereby agrees that, as long as any Obligations remain unpaid, the Borrower shall not, directly or indirectly:

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 8.01 Liens

Create, incur, assume or suffer to exist, any Lien upon the Vessel except:

(a)	Liens or charges for current taxes, assessments, or other governmental charges that are not delinquent or that remain payable without penalty, or the validity of which are contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, provided the Borrower shall have set aside on its books and shall maintain adequate reserves for the payment of same in conformity with GAAP or best practices in accounting principles;

(b)	Liens, deposits, or pledges made to secure statutory obligations, surety, or appeal bonds, or bonds for the release of attachments or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases, or for purposes of like general nature in the ordinary course of the Borrower’s business;

(c)	Purchase money security interests for property hereafter acquired, conditional sale agreements, or other title retention agreements, with respect to property hereafter acquired; provided, however, that no such security interest or agreement shall extend to any property other than the property acquired;

(d)	Liens securing Permitted Secured Debt; and

(e)	Liens arising on a renewal, extension, or refunding of the Indebtedness secured by any Lien permitted hereunder; provided, however, that the principal amount of such Indebtedness secured by such Lien immediately prior to such renewal, extension, or refunding may not be increased and such Lien may not be extended to cover any additional property or assets.

Section 8.02 Indebtedness

Create, incur, assume, or suffer to exist, or otherwise become or be liable, or cause any Subsidiary (if any) to create, incur, assume, or suffer to exist, or otherwise become or be liable, in respect of any Indebtedness except:

(a)	The Obligations;

(b)	Indebtedness reflected in the financial statements referred to in Section 6.01;

(c)	Trade debt incurred in the ordinary course of business and outstanding less than thirty (30) days after the same has become due and payable or which is being contested in good faith, provided provision is made to the satisfaction of the Lender for the eventual payment thereof in the event it is found that such contested trade debt is payable by the Borrower;

(d)	Indebtedness secured by Liens permitted under Section 8.01; and

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

(e)	Permitted Other Debt.

Section 8.03 Consolidation and Merger

Liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture, syndicate, or other combination except that the Borrower may be consolidated with or merged with any Person, provided that in any such merger or consolidation, the Borrower shall be the surviving or resulting entity and immediately after the effectiveness of such merger or consolidation, there shall have occurred and be continuing no Event of Default or Potential Default.

Section 8.04 Acquisitions

Purchase or acquire or incur liability for the purchase or acquisition of any or all of the assets or business of any Person other than in the normal course of business as presently conducted.

Section 8.05 Payment of Dividends

Upon Lender’s determination of an Event of Default on the part of the Borrower as provided herein or a default as otherwise provided in the Loan Documents, declare or pay any dividends upon its membership shares now or hereafter outstanding or make any distribution of assets to its members as such, whether in cash, property, or securities, except dividends payable in membership units and cash in lieu of fractional shares or in options, warrants, or other rights to purchase membership units.

Section 8.06 Purchase or Retirement of Borrower Shares

Acquire, purchase, redeem, or retire any Borrower shares now or hereafter outstanding.

Section 8.07 Investments; Advances

Make or commit to make any advance, loan, or extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures, or other securities of, or make any other investment in, any Person.

Section 8.08 Sale of Assets

Sell, lease, assign, transfer, or otherwise dispose of any of its assets (other than obsolete or worn out property), whether now owned or hereafter acquired, other than in the ordinary course of business as presently conducted and at fair market value.

Section 8.09 ERISA

(a)	Terminate or withdraw from any Plan so as to result in any material liability to the PBGC;

(b)	Engage in or permit any person to engage in any Prohibited Transaction involving any Plan that would subject the Borrower to any material tax, penalty, or other liability;

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

(c)	Incur or suffer to exist any material Accumulated Funding Deficiency, whether or not waived, involving any Plan;

(d)	Allow or suffer to exist any event or condition that presents a risk of incurring a material liability to the PBGC;

(e)	Amend any Plan so as to require the posting of security under Section 401(a)(29) of the Code; or

(f)	Fail to make payments required under Section 412(m) of the Code and Section 302(e) of ERISA that would subject the Borrower to any material tax, penalty, or other liability.

Section 8.10 Reserved

Section 8.11 Transactions with Affiliates

Purchase, acquire or lease any property from, or sell, transfer or lease any property to, or lend or advance any money to, or borrow any money from, or guarantee any obligation of, or acquire any stock, obligations or securities of, or enter into any merger or consolidation agreement, or any management or similar fee, agreement with, any Affiliate, or enter into any other transaction or arrangement or make any payment to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate other than: (1) on terms no less favorable to the Borrower as would be obtained in an arms-length transaction with a non-Affiliate, and (2) if but only if such transaction, arrangement, payment or other dealing would not violate any other term or provision of this Agreement or the other Loan Documents.

Section 8.12 Accounting Changes

Make any significant change in accounting treatment or reporting practices, except as required by GAAP or best practices in accounting principles, or change the fiscal year of the Borrower or of any of its Subsidiaries (if any).

ARTICLE IX.	INSURANCE

Section 9.01 Coverage

Borrower at its sole cost and expense, will keep the Vessel insured during the remaining term of this Agreement for the mutual benefit of Borrower and Lender against loss or damage covered by a standard Vessel insurance policy including, without limitation, liability, hull and machinery. Such insurance shall be in an amount no less than an amount acceptable to the Lender, with such deductibles, and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar vessels in localities where the Borrower operates to compensate for damage or loss on a replacement cost basis and for business interruption and loss of rents as required below. The deductible in respect of such insurance shall not exceed two percent (2.00%) of the sum insured unless a higher deductible is required by law;. Unless such Insurance Premiums are deposited in escrow pursuant to Section 7.02 of this Agreement, the premiums for the insurance carried in accordance with this Article IX shall be paid annually in advance and each policy shall contain the replacement cost endorsement with a waiver of depreciation.

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Section 9.02 Policy Types

Borrower shall also obtain and maintain, at its sole cost and expense, for the mutual benefit of Borrower and Lender, the following policies of insurance:

(a)	liability insurance, including broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages, and containing minimum limits per occurrence of ONE MILLION AND 00/100THS DOLLARS ($1,000,000.00) for the Mortgaged Property and any improvements thereon;

(b)	Hull insurance;

(c)	Machinery insurance

(d)	such other insurance as may from time to time be reasonably required in writing by Lender pursuant to the Commitment Letter or otherwise in order to protect its interests in the Mortgaged Property.

Section 9.03 Rating

All policies of insurance required pursuant to this Article (collectively, the “Policies”) shall: (i) be issued by either an insurer with an “A” rating or better for claims paying ability by Moody’s Investors Service, Inc. and Standard & Poor’s Rating Group, or a general policy rating of “A” or better and a financial class of VIII or better assigned by A.M. Best Company, Inc.; (ii) contain a standard noncontributory mortgagee clause naming Lender as the person to which all payments made by such insurance company shall be paid; (iii) be maintained throughout the term of this Agreement without cost to Lender; (iv) be assigned and delivered to Lender; (v) contain such provisions as Lender deems reasonably necessary or appropriate to protect its interest including, without limitation, endorsements providing that neither Borrower nor Lender nor any other party shall be a co-insurer thereunder, and that Lender shall receive at least 30 days prior written notice of any modification, reduction or cancellation; and (vi) be satisfactory in form and substance to Lender, and be approved by Lender as to amounts, form, risk coverage, deductible, loss payees and insureds. Borrower shall pay the premiums for the Policies (the “Insurance Premiums”) as they become due and payable. Not later than 30 days prior to the expiration date of each of the Policies, Borrower will deliver to Lender satisfactory evidence of the renewal of each Policy.

Section 9.04 Notice

If the Mortgaged Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, Borrower shall give prompt notice thereof to Lender.

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Section 9.05 Borrower in Default

In the case of a loss covered by Policies and Borrower is in default under the terms of this Agreement, Lender may: (A) settle and adjust any claim without the consent of Borrower, or (B) allow Borrower to agree with the insurance company or companies on the amount to be paid upon the loss. If no Event of Default has occurred and be continuing, Borrower may adjust all losses if such adjustment is carried out in a competent and timely manner, and provided in any case that Lender shall be, and is hereby, authorized to collect and receipt for any such insurance proceeds. The expenses incurred by Lender in the adjustment and collection of insurance proceeds shall become part of the Obligations, shall be secured by the Mortgaged Property and shall be reimbursed by Borrower to Lender on demand.

Section 9.06 Borrower Not in Default

In the event of any insured damage to or destruction of the Mortgaged Property or any part thereof (an “Insured Casualty”) where: (A) the proceeds of insurance, together with any additional funds provided by Borrower, are sufficient to enable Borrower to fully restore the Mortgaged Property; (B) the term of, and proceeds derived from, Borrower’s business interruption insurance (or other similar insurance) shall be sufficient to fully cover the period that the Mortgaged Property is undergoing restoration; (C) Lender determines that the restoration is reasonably capable of being completed at least 12 months prior to the Final Maturity Date; then, if no Event of Default shall have occurred and be continuing and after injection by Borrower of the equity required by it toward the reconstruction, the proceeds of insurance shall be paid to Borrower for the cost of restoring, repairing, replacing or rebuilding the Mortgaged Property or the part thereof subject to the Insured Casualty, as provided for below; and Borrower hereby covenants and agrees forthwith to commence and diligently to prosecute such restoring, repairing, replacing or rebuilding.

Except as provided in the paragraph above, the proceeds of insurance collected upon any Insured Casualty shall, at the option of Lender in its sole discretion, be applied to the payment of the Obligations or paid to Borrower for the cost of restoring, repairing, replacing or rebuilding the Mortgaged Property or the part thereof subject to the Insured Casualty, in the manner set forth below. In no case shall any such application reduce or postpone any payments otherwise required pursuant to the Note.

Section 9.07 Repairing Mortgaged Property

In the event that proceeds of insurance, if any, shall be made available to Borrower for the restoring, repairing, or replacing the Mortgaged Property, Borrower hereby covenants to restore, repair, or replace the Mortgaged Property to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable law and plans and specifications approved in advance by Lender; provided, however, that Borrower shall pay all costs (and if required by Lender, shall deposit the total thereof with Lender in advance) of such restoring, repairing, or replacing in excess of the net proceeds of insurance made available pursuant to the terms hereof.

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Section 9.08 Disbursements and Payments

In the event Borrower is entitled to payment out of insurance proceeds held by Lender, such proceeds shall be disbursed from time to time upon Lender being furnished with: (A) evidence satisfactory to it of the estimated cost of completion of the restoration, repair, replacement and rebuilding; (B) funds, or, at Lender’s option, assurances satisfactory to Lender that such funds are available, sufficient in addition to the proceeds of insurance to complete the proposed restoration, repair, replacement and rebuilding; and (C) such architect’s certificates, waivers of lien for work previously performed or contemporaneously funded, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably require and approve. Lender may, in any event, require that all plans and specifications for such restoration, repair, replacement and rebuilding be submitted to and approved by Lender prior to commencement of work (which approval shall not be unreasonably withheld). No payment made prior to the final completion of the restoration, repair, replacement and rebuilding shall exceed ninety (90.00%) percent of the value of the work performed from time to time. Funds other than proceeds of insurance shall be disbursed prior to disbursement of such proceeds, and at all times the undisbursed balance of such proceeds remaining in Lender’s possession, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration, repair, replacement or rebuilding, free and clear of all liens and claims of lien. Any surplus which may remain out of insurance proceeds held by Lender after payment of such costs of restoration, repair, replacement or rebuilding shall be delivered to the Borrower holding the applicable insurance policy, provided such restoration was performed in accordance with the provisions of this Article IX and the Borrower is not then in default of their obligations under the Loan Documents.

Section 9.09 Separate Coverage

Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Article IX. In the event that Borrower does carry any such insurance not required under, and in violation of, this Agreement, any such insurance affecting the Mortgaged Property shall be for the mutual benefit of Borrower and Lender, as their respective interests may appear, and shall be subject to all other provisions of this Article IX.

ARTICLE X.	EVENTS OF DEFAULT

Upon the occurrence of any of the following events (an Event of Default):

(a)	The Borrower shall fail to pay any principal and interest on the Term Loan on the date when due or fail to pay within five days of the date when due any other Obligation under the Loan Documents;

(b)	Any representation or warranty made by the Borrower in any Loan Document or in connection with any Loan Document shall be inaccurate or incomplete in any respect on or as of the date made:

(c)	The Borrower shall fail to maintain its organizational existence or shall default in the observance or performance of any covenant or agreement contained in Article VII or Article VIII;

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(d)	The Borrower shall fail to observe or perform any other term or provision contained in the Loan Documents and such failure shall continue for thirty (30) days;

(e)	The Borrower shall default in any payment of principal of or interest on any Indebtedness (other than the Obligations) or any other event shall occur, the effect of which is to permit such Indebtedness to be declared or otherwise to become due prior to its stated maturity;

(f)	Either:

(i)	The Borrower or any of its Subsidiaries (if any), shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries (if any) shall make a general assignment for the benefit of its creditors; or

(ii)	There shall be commenced against the Borrower or any of its Subsidiaries (if any), any case, proceeding or other action of a nature referred to previously in clause (i) above, that (A) results in the entry of an order for relief or any such adjudication or appointment; (B) remains undismissed, undischarged, or unbonded for a period of sixty (60) days; or

(iii)	there shall be commenced against the Borrower or any of its Subsidiaries (if any), any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed, satisfied, or bonded pending appeal within sixty (60) days from the entry thereof; or

(iv)	the Borrower or any of its Subsidiaries (if any), shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clause (i), (ii), or (iii) above; or

(v)	the Borrower or any of its Subsidiaries (if any), shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due;

(g)	Either:

(i)	Any Reportable Event or a Prohibited Transaction shall occur with respect to any Plan; or

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(ii)	A notice of intent to terminate a Plan under Section 4041 of ERISA shall be filed; or

(iii)	A notice shall be received by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate a Plan or appoint a trustee to administer a Plan; or

(iv)	Any other event or condition shall exist that might, in the opinion of the Lender, constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or

(v)	The Borrower or any ERISA Affiliate shall withdraw from a Multiemployer Plan under circumstances that the Lender determines could have a material adverse effect on the financial condition of the Borrower;

(h)	One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries (if any) and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied, or bonded pending appeal within fifteen (15) days from the entry thereof or in any event later than five days prior to the date of any proposed sale thereunder; or

(i)	The Borrower shall fail to observe or comply with any term or condition of the Ship Mortgage, or shall attempt to rescind or revoke the Ship Mortgage, with respect to future transactions or otherwise;

THEN, automatically upon the occurrence of an Event of Default under subsection (f) of Article X, and at the option of the Lender upon the occurrence of any other Event of Default, the Lender’s obligation to make the Term Loan hereunder shall terminate and the Obligations shall become immediately due and payable, without demand upon or presentment to the Borrower, which are expressly waived by the Borrower, and the Lender may immediately exercise all rights, powers, and remedies set forth in Article XI and those available to it at law, in equity or otherwise.

ARTICLE XI.	REMEDIES OF LENDER

Section 11.01 Actions by Lender

Upon the occurrence of any Event of Default and notice to the Borrower, Lender may take such action, without demand, as it deems advisable to protect and enforce its rights against Borrower and in and to the Mortgaged Property by Lender itself or otherwise including, without limitation, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Lender may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Lender:

(a)	exercise any right or remedy under any of the Loan Documents or otherwise available at law or in equity including instituting the Default Rate pursuant to Section 3.04 and/or the Late Payment Charge pursuant to Section 3.09;

(b)	declare the entire Term Loan to be immediately due and payable;

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(c)	institute a proceeding or proceedings, judicial or nonjudicial, by advertisement or otherwise, for the complete foreclosure of the Mortgaged Property in which case the Mortgaged Property or any interest therein may be sold for cash or otherwise in one or more parcels or in several interests or portions and in any order or manner;

(d)	with or without entry, to the extent permitted and pursuant to the procedures provided by applicable law, institute proceedings for the partial foreclosure of the Mortgaged Property for the portion of the Term Loan then due and payable, subject to the continuing lien of the Mortgaged Property for the balance of the Term Loan not then due;

(e)	sell for cash or otherwise the Mortgaged Property or any part thereof and all estate, claim, demand, right, title and interest of Borrower therein and rights of redemption thereof, pursuant to the power of sale contained herein or otherwise, at one or more sales, as an entity or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law;

(f)	institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained herein, the Note or in the other Loan Documents;

(g)	recover judgment on the Note either before, during or after any proceedings for the enforcement of the Term Loan;

(h)	apply for the appointment of a trustee, receiver, liquidator or conservator of the Mortgaged Property, without notice and without regard for the adequacy of the security for the Term Loan and without regard for the solvency of Borrower, any of its Subsidiaries or of any Person, firm or other entity liable for the payment of the Term Loan;

(i)	under applicable law collect all rents and enter into or upon the Mortgaged Property, either personally or by its agents, nominees or attorneys and dispossess Borrower and its agents and servants therefrom, and thereupon Lender may to the maximum extent permitted, or not restricted, under applicable law: (A) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Mortgaged Property and conduct the business thereat; (B) complete any construction on the Mortgaged Property in such manner and form as Lender deems advisable; (C) make alterations, additions, renewals, replacements and improvements to or on the Mortgaged Property; (D) exercise all rights and powers of Borrower with respect to the Mortgaged Property, whether in the name of Borrower or otherwise including, without limitation, the right to make, cancel, enforce or modify any permits of the Mortgaged Property and every part thereof; and (E) apply the receipts from the Mortgaged Property to the payment of the Term Loan, after deducting therefrom all expenses (including Lender’s attorneys’ fees) incurred in connection with the aforesaid operations and all amounts necessary to pay the taxes, assessments, insurance and other charges in connection with the Mortgaged Property, as well as just and reasonable compensation for the services of Lender, its counsel, agents and employees; and,

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(j)	require Borrower to pay monthly in advance to Lender, or any receiver appointed to collect the Rents, the fair and reasonable rental value for the use and occupancy of any portion of the Mortgaged Property occupied by Borrower and require Borrower to vacate and surrender possession of the Mortgaged Property to Lender or to such receiver and, in default thereof, evict Borrower by summary proceedings or otherwise.

Section 11.02 Continuing Lien

In the event of a sale, by foreclosure or otherwise, of less than all of the Mortgaged Property, the Term Loan shall continue as a lien on the remaining portion of the Mortgaged Property. No recovery of any judgment by Lender and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Borrower shall affect in any manner or to any extent the lien of the Term Loan upon the Mortgaged Property or any part thereof, or any liens, rights, powers or remedies of Lender hereunder, but such liens, rights, powers and remedies of Lender shall continue unimpaired as before.

Section 11.03 Sale Proceeds

The proceeds of any sale made under or by virtue of this Article XI, together with any other sums which then may be held by Lender under this Agreement, whether under the provisions of this Article XI or otherwise, shall be applied by Lender to the payment of the Term Loan in such priority and proportion as Lender in its sole discretion shall deem proper.

Section 11.04 Lender’s Right to Adjourn

Lender may adjourn from time to time any sale by it to be made under or by virtue of this Agreement by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable provision of law, Lender, without further notice or publication, may make such sale at the time and place to which such sale shall be so adjourned.

Section 11.05 Transfer of Title

Upon the completion of any sale or sales pursuant hereto, Lender or an officer of any court empowered to do so, shall execute and deliver to the accepted purchaser or purchasers a good and sufficient instrument, or good and sufficient instruments, conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold. Lender is hereby irrevocably appointed the true and lawful attorney-in-fact of Borrower, to act in its name and stead (such power of attorney being coupled with an interest, and irrevocable), to make all necessary conveyances, assignments, transfers and deliveries of the Mortgaged Property and rights so sold and for that purpose Lender may execute all necessary instruments of conveyance, assignment and transfer, and may substitute one or more persons with like power, Borrower hereby ratifying and confirming all that its attorney or such substitute or substitutes shall lawfully do by virtue hereof. Any sale or sales made under or by virtue of this Article XI, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Borrower in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against Borrower and against any and all persons claiming or who may claim the same, or any part thereof from, through or under Borrower.

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Section 11.06 Settlement

Upon any sale made under or by virtue of this Article XI, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Lender may bid for and acquire the Mortgaged Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the Term Loan the net sales price after deducting therefrom the expenses of the sale and costs of the action and any other sums which Lender is authorized to deduct under this Agreement.

Section 11.07 Lender’s Right to Terminate

Lender may terminate or rescind any proceeding or other action brought in connection with its exercise of the remedies provided in this Article XI at any time before the conclusion thereof, as determined in Lender’s sole discretion and without prejudice to Lender.

Section 11.08 No Waiver

Lender may resort to any remedies and the security given by this Agreement or the other Loan Documents in whole or in part, and in such portions and in such order as determined by Lender’s sole discretion. No such action shall in any way be considered a waiver of any rights, benefits or remedies evidenced or provided by this Agreement or the other Loan Documents. The failure of Lender to exercise any right, remedy or option provided in this Agreement or the other Loan Documents shall not be deemed a waiver of such right, remedy or option or of any covenant or obligation secured by this Agreement or the other Loan Documents. No acceptance by Lender of any payment after the occurrence of any Event of Default and no payment by Lender of any obligation for which Borrower is liable hereunder shall be deemed to waive or cure any Event of Default with respect to Borrower, or Borrower’s liability to pay such obligation. No sale of all or any portion of the Mortgaged Property, no forbearance on the part of Lender, and no extension of time for the payment of the whole or any portion of the Term Loan or any other indulgence given by Lender to Borrower, shall operate to release or in any manner affect the interest of Lender in the remaining Mortgaged Property or the liability of Borrower to pay the Term Loan unless Lender agrees to such waiver in writing. No waiver by Lender shall be effective unless it is in writing and then only to the extent specifically stated.

Section 11.09 No Impairment

The interests and rights of Lender under this Agreement or the other Loan Documents shall not be impaired by any indulgence, including: (i) any renewal, extension or modification which Lender may grant with respect to any of the Term Loan; (ii) any surrender, compromise, release, renewal, extension, exchange or substitution which Lender may grant with respect to the Mortgaged Property or any portion thereof; or (iii) any release or indulgence granted to any maker, endorser, guarantor or surety of any of the Term Loan.

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Section 11.10 Conflicts

Anything herein to the contrary notwithstanding, if any of the foregoing remedies conflict or are otherwise inconsistent with any remedies available under this Agreement (or as a matter of law in the jurisdiction governing this Agreement) then, to the extent permitted as a matter of law in the jurisdiction in which any such remedy is being sought, such inconsistency shall be resolved in favor of the interpretation that would grant Lender the broadest possible remedies.

Section 11.11 Waiver of Statute of Limitations

Borrower hereby expressly waives and releases to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Term Loan or performance of its obligations under any of the Loan Documents.

Section 11.12 Waiver of Setoff and Counterclaim

All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim or any deduction whatsoever. Borrower hereby waives the right to assert a counterclaim (other than compulsory counterclaims) in any action or proceeding brought against it by Lender, or arising out of or in any way connected with this Agreement or any of the other Loan Documents, or the Term Loan.

ARTICLE XII.	SECURITY

All amounts due with respect to the Term Loan, the Note and this Loan Agreement from Borrower to Lender, whether now existing or hereafter arising shall be secured by the following:

Section 12.01 Mortgaged Property

The parties hereto agree that the repayment of the Obligations and all amounts due under this Agreement shall be secured by, among other things, the Mortgaged Property and that in an Event of Default or other default hereunder, Lender may foreclose on the Mortgaged Properties and/or any other Collateral pledged pursuant to the Ship Mortgage.

Section 12.02 Assignment of Leases, Rents and Contracts

Borrower shall cause to be assigned all rights under, and pledge all leases, rents and contracts generated from the Mortgaged Property, presently and hereafter.

Section 12.03 Reserved

Section 12.04 Reserved

Section 12.05 Reserved

Section 12.06 Insurance

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Borrower shall provide, or shall cause to be provided, duplicate originals of certificates of insurance (the “Insurance”) in which Lender is named as “mortgagee” thereunder, including comprehensive “builder’s risk”, general liability, insurance, business interruption insurance and hurricane and windstorm insurance as well as loss of rents insurance. Such Insurance must be convertible to “all risk” and must comply with Article IX of this Loan Agreement.

Section 12.07 Recording

Borrower forthwith upon the execution and delivery of this Agreement and thereafter, from time to time, will cause this Agreement, and any security instrument creating a lien or security interest or evidencing the lien thereof upon the Mortgaged Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the lien or security interest thereof upon, and the interest of Lender in, the Mortgaged Property. Borrower will pay all filing, registration or recording fees, and all expenses incident to the preparation, execution and acknowledgment of this Agreement, any mortgage supplemental thereto, any security instrument with respect to the Mortgaged Property and any instrument of further assurance, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Agreement, any mortgage supplemental thereto, any security instrument with respect to the Mortgaged Property or any instrument of further assurance, except where prohibited by law so to do. Borrower shall hold harmless and indemnify Lender, its successors and assigns, against any liability incurred by reason of the imposition of any tax on the making and recording of this Agreement.

ARTICLE XIII.	MISCELLANEOUS PROVISIONS

Section 13.01 No Assignment

The Borrower may not assign its rights or obligations under this Agreement without the prior written consent of the Lender. Any purported assignment by the Borrower in violation of the previous sentence shall be automatically deemed null and void. Subject to the foregoing, all provisions contained in this Agreement or any document or agreement referred to herein or relating hereto shall inure to the benefit of the Lender, its successors and assigns, and shall be binding upon the Borrower, its successors and assigns.

Section 13.02 Amendment; No Waiver

This Agreement may not be amended or terms or provisions hereof waived unless such amendment or waiver is in writing and signed by the Lender and the Borrower. It is expressly agreed and understood that the failure by the Lender to elect to accelerate amounts outstanding hereunder shall not constitute an amendment or waiver of any term or provision of this Agreement or any other Loan Document. No delay or failure by the Lender to exercise any right, power, or remedy shall constitute a waiver thereof by the Lender, and no single or partial exercise by the Lender of any right, power, or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers, or remedies.

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Section 13.03 Cumulative Rights

The rights, powers, and remedies of the Lender hereunder are cumulative and in addition to all rights, powers, and remedies provided under any and all agreements between the Borrower and the Lender relating hereto, at law, in equity or otherwise.

Section 13.04 Entire Agreement

This Agreement and the documents and agreements referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

Section 13.05 Survival

All representations, warranties, covenants, and agreements herein contained on the part of the Borrower shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

Section 13.06 Notices

All notices, consents, requests, and demands to or upon the respective parties hereto shall be in writing (including by electronic mail), and shall be deemed to have been given or made when delivered in person to those Persons listed on the signature pages hereof or when deposited in the U.S. mail, postage prepaid, with a copy sent by electronic mail as hereafter described, or, in the case of the overnight courier services when delivered to the overnight courier service, or in the case electronic mail notice, when sent, verification received, in each case addressed as set forth on the signature pages hereof, or such other address as either party may designate by notice to the other in accordance with the terms of this Section 13.06.

Section 13.07 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the United States Virgin Islands.

Section 13.08 Transfers

The Borrower acknowledges that the Lender may elect to sell, assign, and otherwise transfer to other Persons (each, a Transferee) all or portions of, and participations in, the Lender’s interest in the Term Loan hereunder from time to time and expressly agrees that the holder of any interest in the Term Loan shall be a “Lender” hereunder, including, without limitation, with respect to the provisions of 0 above. For purposes of this Section 13.08 the Lender may disclose to any potential or actual Transferee any and all information supplied to Lender by or on behalf of the Borrower. The Borrower agrees to execute and deliver to the Lender such documents, instruments, and agreements, including, without limitation, amendments to the Loan Documents, deemed necessary or desirable by the Lender to effect such transfers.

Section 13.09 Counterparts

This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

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Section 13.10 Accounting Terms

All accounting terms not otherwise defined herein are used with the meanings given such terms under GAAP or best practices in accounting principles.

Section 13.11 Marshalling; Payments Set Aside

The Lender shall not be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Lender or the Lender exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver, or any other party in connection with any insolvency proceeding, or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 13.12 Setoff

In addition to any rights and remedies of the Lender provided by law, if an Event of Default exists, the Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, the Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lender, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 13.13 Severability

The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

Section 13.14 No Third Parties Benefited

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrowers and the Lender, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Lender has no obligation to any Person not a party to this Agreement or other Loan Documents.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 13.15 Authorization to Disclose

The Borrower hereby authorizes the Lender to disclose to the Guarantor any and all information concerning the Borrower, its business, properties, and condition (financial or otherwise) now or hereafter in the Lender’s possession or within its control to the extent deemed necessary or desirable by the Lender.

Section 13.16 Disputed Claims Arbitration

In the event a claim or controversy arises concerning the interpretation or enforcement of any of the terms of the Loan Documents, the Lender and the Borrower agree that such claim or controversy shall be settled by final, binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, which rules are hereby incorporated by reference. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings. The unsuccessful party shall pay the costs of conducting the arbitration. The arbitrator shall not have the power or authority to award punitive damages for or against either party to this Agreement. No provision of, or the exercise of any rights under, this Section 13.16, shall limit the right of any part to exercise self-help remedies such as setoff, to foreclose against any real or personal property collateral at any time securing the Obligations, or to obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any arbitration. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self-help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration.

Section 13.17 Consent to Jurisdiction

SUBJECT TO Section 13.16 ABOVE, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE UNITED STATES VIRGIN ISLANDS OR OF THE UNITED STATES FOR THE UNITED STATES VIRGIN ISLANDS DISTRICT OF ST. THOMAS AND ST. JOHN AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER AND THE LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER AND THE LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWER AND THE LENDER EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT, OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAW.

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Section 13.18 Waiver of Jury Trial

SUBJECT TO Section 13.16 ABOVE, THE BORROWER AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE LENDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR

ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

WITNESSES TO ALL:	BORROWER:

/s/Scott Stawski
HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

	By:	Scott Stawski
	Title:	Member Manager

/s/Hope Stawski
HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

By:	Hope Stawski
Title:	Member Manager

GUARANTOR:

/s/Scott Stawski
SCOTT STAWSKI

/s/Hope Stawski
HOPE STAWSKI

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

LENDER:

/s/Rohit L. Khiani
MERCHANTS COMMERCIAL BANK

By:	Rohit L. Khiani
Title:	Vice President

Mortgage Loan Originator: Rohit L. Khiani

Nationwide Mortgage Licensing System and Registry Identification Number: 681704

Mortgage Loan Origination Company: Merchants Commercial Bank

Nationwide Mortgage Licensing System and Registry Identification Number: 458297

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Exhibit A

PROMISSORY NOTE

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Exhibit B

SCHEDULE OF LITIGATION

NONE

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Exhibit C

SCHEDULE OF SUBSIDIARIES

NONE

MCB – HAM & CHEESE EVENTS, LLC D/B/A SEAS THE DAY CHARTERS USVI LLC

Exhibit D

PERMITTED OTHER DEBT

NONE